Exhibit 10.13

MASTER SERVICES AGREEMENT

Deel Group:

Deel, Inc., a Delaware corporation with its principal offices at 425 1st St. San Francisco, CA 94107 United States, and any of its Affiliates as defined below (each a “Deel Group Member” and collectively, “Deel Group”).

Customer:	Firefly Neuroscience Inc. , a C Corporation with its principal offices located at 1100 Military Road, Buffalo, NY, 14217, US .
Effective Date	June 27th, 2024

This Master Services Agreement (the “Agreement”), is entered on the Effective Date between Deel Group and Customer. For purposes of this Agreement, Deel Group and Customer will be referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Deel Group provides consulting services to customers, which includes project management for specific projects through one or more service providers (collectively, “Deel Services”);

WHEREAS, Deel Group provides the Deel Services through a software-as-a-service solution (“Deel Platform”) subject to the applicable terms of use; and

WHEREAS, Customer engages Deel Group to provide the Deel Services and a license to access and use the Deel Platform, subject to the terms and conditions of this Agreement , in order for Customer to conduct its business (“Project”).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, and other good and valuable consideration, the receipt of which is acknowledged, the Parties agree as follows:

1.	Definitions. The following terms shall be defined as follows:

1.1.

“Affiliates” means any entity which is (a) directly or indirectly controlled by or is under common control with Deel Inc., (b) operating with Deel Group under a separate written agreement, or (c) incorporated by the Customer on the Deel Platform as a Customer Affiliate, upon approval by Deel Group following the necessary checks.

1.2.

“Confidential Information” means (a) information concerning a Party’s products, business, and operations, including, but not limited to, information relating to business plans, financial records, customers, suppliers, vendors, products, product samples, costs, sources, strategies, inventions, procedures, sales aids or literature, technical advice or knowledge, contractual agreements, pricing, product specifications, trade secrets, procedures, distribution methods, inventories, marketing strategies and interests, algorithms, data, designs, drawings, work sheets, blueprints, concepts, samples, inventions, manufacturing processes, computer programs and systems, know-how, or other intellectual property of a Party and its Affiliates, that may be furnished, communicated, or delivered to the other Party, whether in oral, tangible, electronic, or other form, (b) the terms of any agreement, including this Agreement, and the discussions, negotiations and proposals related to any agreement, and (c) all other non-public information provided by a Party under this Agreement.

Confidential Information does not include information that: (a) was lawfully in the receiving Party’s possession before receipt from the disclosing Party, as established by competent evidence, (b) at or after the time of disclosure, becomes generally available to the public other than through any act or omission of the receiving Party, (c) is received by the receiving Party from a third party free to make such disclosure without, to the best of the receiving Party’s knowledge, breach of any legal or contractual obligation, (d) is independently developed by the receiving Party without the use of the Confidential Information of the disclosing Party, as demonstrated by competent evidence, or (e) is disclosed by the receiving Party with the disclosing Party’s prior written approval.

1.3.

“Consultant” means a specialized service provider engaged by Deel Group as an independent contractor or employee at Customer’s request, as identified in the applicable Work Order (as defined below), to assist in the Project.

1.4.

“Force Majeure Event” means any act beyond a Party’s reasonable control, including, but not limited to, any of the following: (a) flood, fire, earthquake, or explosion, (b) epidemic, pandemic, or other health emergency, (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, (d) government order or law, (e) actions, embargoes, or blockades in effect on or after the Effective Date of this Agreement, and (f) action by any governmental authority.

1.5.

“Intellectual Property Rights” means all copyright rights, patent rights, trademark rights, mask work rights, rights of publicity, authors’ rights, contract and licensing rights, goodwill, and all other intellectual property rights which exist now and/or hereafter come into existence and all applications therefor and registrations, renewals, continuations, continuations in part and extensions thereof, regardless of the state, country, or jurisdiction where such rights arise.

1.6.

“Termination Costs” means any payment required under the law, legal fee, loss, damage, liability, cost, charge, and/or expense (including any costs of enforcement) arising from the termination of a Project or any of the assignments defined in the Work Order. Deel Group will take all reasonable measures to allow the termination of any Project to be effective at the earliest possible date while mitigating risks associated with such termination, to the best of Deel Group’s knowledge and capabilities and in respect with the relevant applicable law to limit exposure to potential lawsuit and related risks.

2.	Services.

2.1.    During the Term (as defined below), both Customer and Deel Group are entitled to enter into a work order for the provision of the Deel Services pertaining to each Project (the “Work Order”). The generation of the Work Order should occur within the Deel Platform, and it will include the details of the Deel Services.

2.2    Customer retains Deel Group to provide the Deel Services in accordance with any applicable Work Order.

2.3    Without limiting Customer’s responsibility, Deel Group reserves the right not to engage a Consultant at its sole reasonable discretion.

2.4    In the event of any inconsistency, the terms of this Agreement shall prevail.

3.	Deel Platform.

3.1.    Subject to the terms hereof and the applicable platform terms of use, which the Customer accepts directly on the Deel Platform, Deel Group grants to Customer a non-exclusive, non-sublicensable, and non-transferable license to access and use the Deel Platform solely for Customer’s receipt of the Deel Services.

4.	Fees; Payment.

The Customer will pay the fees specified in each Work Order and in this Agreement.

4.1.    Fee Changes. In the event of a change to any law or regulations that increases the cost of Deel Group’s provision of the Deel Services, including any fees, costs, or payments owed to the Consultant, the Customer shall be liable for such increase.

4.2.    Consulting Fee. The Customer shall pay any costs and expenses incurred by Deel Group related to the provision of the Deel Services or the termination of any Consultant, including any costs related to benefits plans and contribution amounts.

4.3.    Fee Deposit. The Customer shall pay to Deel Group a deposit, the amount of which is specified in the applicable Work Order, for each Consultant, as outlined therein (“Fee Deposit”). Deel Group shall not be obliged to provide the Deel Services until it has received the Fee Deposit. Deel Group shall refund the Fee Deposit to Customer within sixty (60) days of receiving full payment of all invoices relating to the applicable Consultant, provided that the Consultant has not filed or threatened to file any claim against any of the Deel Group Member. If the Customer fails to fully pay any undisputed amount to Deel Group, Deel Group reserves the rights to deduct any overdue amount from the Fee Deposit, and in such case the Customer is obliged to replenish the deducted amount to Deel Group within a period of fifteen (15) days. In the event that Customer is insolvent, Customer shall not be entitled to claim the Fee Deposit from Deel Group.

4.4.    Payment and Invoicing Term. All invoices must be paid and issued through the Deel Platform. Deel Group will generate an invoice or an invoice statement for all charges and fees by the 26th calendar day of each month, unless a different term is specified on the Deel Platform. If an invoice statement omits any payable amount, such amount will be invoiced in a subsequent invoice. The Customer will make all payments within five (5) days from the date of the invoice or invoice statement, unless a different term is specified on the Deel Platform.

All fees are exclusive of all state and local taxes, or other taxes or charges (other than income taxes payable by Deel Group) applicable to the receipt or use of the Deel Services. In the event, any state or local tax and charges may apply to all or part of the fees and expenses, according to the relevant tax laws and regulations, Customer agrees to pay all such charges or taxes within the time period set out in this Agreement or the applicable invoice.

If the Customer fails to make any payment to the Deel Group, Deel Group reserves the right, at its sole discretion and without limiting its other remedies, to take one or more of the following actions: (i) terminate or suspend the Customer’s license to access the Deel Platform and the provision of the Deel Services; and/or (ii) assess a late interest fee at the rate of 0.15% of the outstanding balance per day or the maximum rate permitted by law, whichever is lower.

Nothing in the Agreement shall prohibit Deel Group from transferring or assigning its right of payment to a debt collection agency, a debt purchaser, or any other third party. The Customer shall pay any fees, costs, and expenses incurred in connection with the recovery of any overdue amount(s) including, without limitation, those of a debt collection agency, those of investigation, attorneys’ fees and costs, and court costs.

4.5.    End of Service Compensation Accrual. Where Deel Group deems it necessary based on the Deel Services to be provided, in case the Consultant is engaged as an employee and from the Commencement Date (as such term is defined in the Work Order) and until its termination, the Customer shall accrue on a monthly basis an amount related to the expenses associated with terminating the engagement of a Consultant. This accrual amount will be determined according to local laws and best practices within the jurisdiction where the Consultant is engaged, and as may be instructed by Deel Group in advance (“End of Service Compensation Accrual”). For the avoidance of doubt the End of Service Compensation Accrual does not in any way guarantee or imply Deel Group’s ability to terminate a Consultant.

Deel Group will reimburse the Customer the unused portion of the End of Service Compensation Accrual within sixty (60) days after Deel Group receives full and final payment for all invoices pertaining to the termination of the Consultant, provided that the Consultant has not filed or threatened to file any claim against any of the Deel Group Member.

In the event that Customer is insolvent or fails to pay any undisputed invoice from Deel Group, Customer shall not be entitled to claim the return of the End of Service Compensation Accrual.

5.	Confidentiality.

5.1.    Use of Confidential Information; Standard of Care. The Parties acknowledge that by reason of their relationship under this Agreement, each Party may disclose or provide access to the other Party certain Confidential Information. All Confidential Information shall remain the exclusive property of the disclosing Party. The receiving Party shall maintain the disclosing Party’s Confidential Information in strict confidence and disclose the Confidential Information only to its employees, subcontractors, and representatives who (a) have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement, (b) have been informed of the confidential nature of the Confidential Information furnished by the disclosing Party and the receiving Party’s obligations with respect thereto, and (c) are under confidentiality obligations no less restrictive than this Agreement. The receiving Party shall use the same degree of care as it uses with respect to its own similar information, but no less than a reasonable degree of care, to protect the Confidential Information from any unauthorized use, disclosure, dissemination, or publication. Each Party shall only use the Confidential Information in furtherance of the performance of its obligations under this Agreement, and agrees not to use the other Party’s Confidential Information for any other purpose or for the benefit of any third party.

5.2.    Required Disclosures. If the receiving Party is confronted with legal action to disclose the Confidential Information received from the disclosing Party under this Agreement, the receiving Party shall, unless prohibited by the applicable laws, provide prompt written notice to the disclosing Party to allow the disclosing Party an opportunity to seek a protective order or other relief that it deems appropriate, and the receiving Party shall reasonably assist the disclosing Party in such efforts. If disclosure is nonetheless required, the receiving Party shall limit its disclosure to only the portion of the Confidential Information which must be disclosed as advised by its legal counsel.

5.3.    Unauthorized Use or Disclosure of Confidential Information; Equitable Relief. In the event the receiving Party discovers that any Confidential Information has been used, disseminated, or accessed in violation of this Agreement, it will immediately notify the disclosing Party; take all commercially reasonable actions available to minimize the impact of the use, dissemination, or publication; and take any and all necessary steps to prevent any further breach of this Agreement. The receiving Party agrees and acknowledges that any breach or threatened breach of the Confidential Information may result in irreparable harm to the disclosing Party for which there may be no adequate remedy at law. In such event, the disclosing Party shall be entitled to seek an injunction, without the necessity of posting a bond, to prevent any further breach of this Agreement, in addition to all other remedies available in law or at equity.

5.4.    Return of Confidential Information; Survival. The receiving Party shall promptly return or, at the disclosing Party’s option, certify the destruction of all copies of Confidential Information received from the disclosing Party at any time upon request or within thirty (30) days following the expiration or earlier termination of this Agreement. Notwithstanding the expiration or earlier termination of this Agreement, the receiving Party’s obligations to protect the Confidential Information pursuant to this Section will survive for two (2) years after the expiration or earlier termination of this Agreement.

6.	Intellectual Property

6.1.    Deel Group shall ensure that the Consultant, as part of its engagement by Deel Group, executes an invention assignment agreement or clause in favor of Deel Group in connection with the Intellectual Property Rights created or developed by the Consultant in the provision of the Deel Services (“IP Assignment”).

6.2.    Subject to the terms hereof and the applicable law, Deel Group hereby assigns to Customer, any and all Intellectual Property Rights under the IP Assignment. For the avoidance of doubt, Deel Group does not assign any right, title, or interest in Intellectual Property Rights created or developed by Deel Group prior to or independent of this Agreement.

6.3.    If under applicable law, additional requirements are necessary beyond the IP assignment (“Additional Requirements”), Deel Group will assist Customer with these Additional Requirements at Customer’s request and expense.

6.4.    Customer shall indemnify, defend and hold Deel Group harmless from and against any and all claims arising out of or in connection with Consultant’s and/or Customer’s infringement or misappropriation of third-party Intellectual Property Rights.

7.	Responsibilities and Obligations of Deel Group.

7.1.    Deel Group will provide the Deel Services in accordance with the Work Order. Any applicable Consultant appointed to provide services to Customer under the Work Order shall remain an employee or contractor of Deel Group for the duration of the provision of the Deel Services and the Project, as specified herein, and the Consultant and Customer shall not take any action to cause the Consultant to be deemed an employee or a contractor of the Customer. For the avoidance of doubt, any applicable Consultant provides services as an external consultant as part of the Customer’s Project(s), pursuant to the Work Order.

7.2.    If applicable, Deel Group shall administer the relevant employment-related aspects of any applicable Consultant’s engagement, including but not limited to (a) the payment of the Consultant’s wages, (b) if applicable, the provision of benefits, (c) leave applications, (d) administering the Consultant’s performance management assessment, (e) mitigating risks of lawsuit, court cases and potential post-termination claims related to termination of any Project. Throughout the entire duration of the relevant Project, any Consultant shall communicate to Deel Group updates on the progress of the services they are providing in connection to the Customer’s Project(s).

7.3.    Deel Group undertakes to ensure compliance with all applicable data protection laws and regulations, including but not limited to the General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and any other relevant legislation or regulations governing the processing of personal data. All rights and obligations of the Parties with respect to the processing of personal data pursuant to this Agreement shall be governed by the Data Processing Addendum ("DPA"). The DPA is an integral part of this Agreement and can be accessed through the following link: https://www.deel.com/data-processing-addendum, unless the Customer has signed a separate written DPA with Deel Group.

8.	Responsibilities and Obligations of Customer.

8.1.    Customer shall be solely responsible for: (a) the selection of Deel Group as a service provider and the use of the Deel Services, (b) managing its daily relationship with the Consultant during the provision of the Deel Services and the Project, (c) ensuring a safe work environment at all times, as well as obtaining necessarily insurance policies and licenses relevant to Customer’s business and activities, (d) ensuring that Consultant are treated fairly in relation to the Customer's own employees or contractors, (e) unless expressly assumed by the Deel Group within the scope of the Shield product, as specified in the second paragraph of section 9.3 of this Agreement, the proper worker classification of the Consultant, (f) providing a defined Project scope and additional information and resources as reasonably required for the proper execution of the services by the Consultant; and (g) the timely payment of all fees and costs described in this Agreement, including, but not limited to, any Termination Costs arising from a termination of any assignment pursuant to the Work Order. Deel Group shall provide advance notice to the Customer regarding any such fees and costs prior to the conclusion of the assignment pursuant to the Work Order.

8.2.    While receiving and using the Deel Services, the Customer shall adhere to the guidance and policies provided by Deel Group from time to time. For the avoidance of doubt, Customer shall not make direct payments to any Consultant relating to this Agreement and the Consultant will not be entitled to the Customer's benefit schemes.

8.3.    Customer agrees to fully cooperate with Deel Group in a timely manner and provide all necessary assistance, information (including absences from work), and resources as reasonably required for the proper execution of the Deel Services. In particular, Customer shall provide Deel Group with a reasonable period of prior written notice of any changes impacting the (a) provision of the Deel Services, or (b) the Consultant’s provision of the Deel Services (including, but not limited to, any legal claim, injury, or incident relating to the Consultant or the workplace) to enable Deel Group to take all reasonable actions to comply with applicable laws, agreements, or best practices. The Customer shall fully cooperate with Deel Group and comply with Deel Group’s guidance in order to terminate any relevant Project pursuant to the Work Order in accordance with the applicable laws and best practices, and to minimize associated risks.

8.4.    In the event that the Consultant incurs expenses while executing the Deel Services, reimbursement for all such expenses is contingent upon the submission of original receipts and their approval by both Deel Group and Customer.

8.5.    Customer shall not request the Deel Services to be rendered by any Consultant prior the Commencement Date (as such terms is defined in the Work Order). Should the Customer directly request the Consultant to provide the Deel Services prior to the Commencement Date and without Deel Group’s prior consent, Customer will assume full responsibility for any claims, demands, or damages that may arise as a result.

8.6.    For any on-site work conducted by the Consultant, prior written consent from Deel Group is required. Additionally, Deel Group requires a local review to determine feasibility, which may include evaluating additional local taxes such as VAT and/or GST that could be applicable to the Customer. The Customer acknowledges and agrees to arrange any necessary and/or reasonable insurance coverage related to the tasks performed on-site by the Consultant, as well as ensuring suitable work environments. Documentation of such insurances must be provided before the commencement of the tasks. Furthermore, the Customer explicitly undertakes the responsibility to furnish any essential and reasonable health and safety measures required for the Consultant’s on-site assignments, ensuring understanding by the Consultant and through documentation. The Customer assumes full liability for any resulting claims, demands, or damages arising from on-site work.

9.	Indemnification.

9.1.    Customer Indemnification. Customer will indemnify, defend, and hold harmless Deel Group, its Affiliates, officers, directors, employees, agents, and other representatives (collectively, “Deel Indemnitee”) from and against any judgments, losses, damages, liabilities, costs, or expenses (including, but not limited to, reasonable attorneys’ fees and legal expenses) Deel Indemnitee may suffer or incur in connection with any actual or threatened claim, demand, action, or other proceeding by any third party arising from or relating to: (a) any breach of this Agreement by Customer, (b) any act or omission by Customer or any third party associated with Customer in relation to the receipt of the Deel Services that causes damages to a Consultant or any third party, (c) the Customer’s commercial activities or legal entities within the jurisdiction where the Deel Services are performed, and (d) Customer’s misuse of the Deel Services and/or Deel Platform which results in a violation of any applicable law, the Terms of Services, or this Agreement, or (e) any engagement of the Consultant undertaken by or for Customer prior to the beginning of the Consultant’s engagement with Deel Group.

9.2.    Permanent Local Establishment. Any permanent local establishment risk or liability affecting Customer in the country or state from where the Deel Services are being provided under this Agreement shall be exclusively Customer’s responsibility. Customer shall indemnify and hold Deel Indemnitee harmless against any such risk or liability.

9.3.    Deel Group Indemnification. Deel Group will indemnify, defend, and hold harmless Customer from and against any judgments, losses, damages, liabilities, costs, or expenses (including, but not limited to, reasonable attorneys’ fees and legal expenses) Customer may suffer or incur in connection with any actual or threatened claim, demand, action, or other proceeding by any third party arising from or relating to: (a) any breach of this Agreement by Deel Group, (b) any misrepresentation, negligence, or willful misconduct by Deel Group in connection with the performance of the Deel Services, and (c) any claim that the Deel Platform infringes any intellectual property or other rights of a third party, provided, however, that Deel Group shall have no responsibility or liability for any claim to the extent resulting from or arising out of (i) the use of the Deel Platform not in compliance with this Agreement, the Terms of Service, or applicable laws, (ii) the combination of the Deel Platform with any services not provided by and/or pre-approved by Deel Group, or (iii) the modification of the Deel Platform by Customer.

The following indemnity provision shall exclusively be applicable in the event that a Consultant is engaged as a Shield Contractor, as explicitly established in the Work Order: Based on the information provided by the Customer and in accordance with relevant laws, regulations, and administrative rulings, Deel Group will determine the appropriate classification for the Consultant as either (a) an independent contractor, or (b) an employee ("Worker Classification"). Consequently, Deel Group shall indemnify and hold harmless Customer against any legally enforceable claim made by the Consultant arising from the Worker Classification and related to misclassification or requalification. In light of this, Deel Group will cover any expenses and fees associated with legal actions initiated by the Consultant, such as claims for additional compensation, accrued statutory leave, seniority benefits, termination compensation, rights and obligations resulting from deemed employment, and loss of earnings or status. This includes any costs, contributions, taxes, or comparable expenses incurred by the Consultant due to misclassification resulting from the Worker Classification. This obligation is contingent upon a definitive payment order and/or requalification determination from a competent authority.

In this Agreement, “Shield Contractor” refers to a contractor hired through Deel Inc to perform the Deel Services, after Deel Group determines the Worker Classification as per the above section.

9.4.    Procedure. Any Party seeking indemnification under Section 9 (“Indemnitee”) shall: (a) promptly provide written notice of a claim to the other Party (“Indemnifying Party”) upon becoming aware of it; (b) allow the Indemnifying Party to assume control over the defense and settlement of the claim, provided that the Indemnitee’s consent is required for any settlement that would impose liability or responsibility on the Indemnitee; and (c) reasonably cooperate with Indemnifying Party, at Indemnifying Party’s expense, in the defense and settlement of the claim. The Indemnitee, at its own expense and responsibility, retains the right to be represented by its chosen legal counsel in any legal proceeding. Notwithstanding the foregoing, Section 9.4 shall not apply if the Indemnitee has made reasonable efforts to contact the Indemnifying Party and the Indemnifying Party is unresponsive or unavailable or if the Indemnifying Party refuses to reasonably cooperate in order to mitigate risks and damages as much as possible. In such a case, the Indemnitee will have full control and discretion over any claim.

10.	Representations and Warranties.

Each Party represents and warrants that:

10.1.    Power and Authority; Execution and Delivery. It has the power, authority, and legal right to execute and deliver this Agreement, and to perform its obligations hereunder.

10.2.    No Violations and Enforceability. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any applicable laws or constitute a default under any agreement or contract by which such Party may be bound and represents a valid, legal, and binding obligation of the Party.

11.	Limitation of Liability; Limitation of Warranty.

11.1.    A PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, (A) ANY DAMAGES FOR LOST PROFITS, OR (B) ANY DAMAGES RESULTING FROM LOSS OF USE OR LOSS OF DATA.

11.2.    EXCEPT FOR (A) INDEMNIFICATION OBLIGATIONS IN SECTION 9.2 (PERMANENT LOCAL ESTABLISHMENT), (B) INDEMNIFICATION OBLIGATIONS FOR ANY DAMAGE SUFFERED BY A CONSULTANT OR ANY THIRD PARTY, (C) PAYMENT OF ANY UNPAID FEE, COST OR INVOICE ARISING UNDER THIS AGREEMENT, INCLUDING ANY APPLICABLE WORK ORDER, AND ALL DAMAGES RELATED TO IT, AND/OR (D) ANY LIABILITY WHICH CANNOT BE RESTRICTED OR LIMITED BY LAW, A PARTY’S TOTAL LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL FEES PAID UNDER THIS AGREEMENT PRECEDING THE TWELVE (12) MONTHS IN RESPECT OF WHICH THE APPLICABLE CLAIM OR CAUSE OF ACTION AROSE.

11.3.    DEEL GROUP DOES NOT WARRANT OR GUARANTEE AND IS NOT RESPONSIBLE FOR ANY WORK OR SERVICES PROVIDED OR NOT PROVIDED BY ANY CONSULTANT. FOR THE AVOIDANCE OF DOUBT, THE CUSTOMER ACKNOWLEDGES THAT ANY CONSULTANT, WHILE OPERATING UNDER THE ENGAGEMENT OF DEEL GROUP, PROVIDE THEIR SERVICES IN ACCORDANCE WITH THE INSTRUCTIONS AND GUIDANCE DEFINED IN THE RESPECTIVE WORK ORDER AND OTHER COMMUNICATION BETWEEN CUSTOMER, DEEL GROUP AND CONSULTANT.

11.4.    DEEL GROUP DOES NOT WARRANT THE DEEL PLATFORM AND DOES NOT GUARANTEE THAT IT WILL BE UNINTERRUPTED OR ERROR-FREE. IT IS UNDERSTOOD AND AGREED THAT WHILE DEEL GROUP SHALL TAKE REASONABLE CARE AND USE COMMERCIALLY REASONABLE EFFORTS IN PROVIDING THE DEEL PLATFORM AND DEEL SERVICES, DEEL GROUP SHALL NOT BE LIABLE FOR THE TIMELY PROVISIONING OF ORDERS TO CUSTOMER OR FOR ANY ACT OR OMISSION IN CONNECTION WITH THIS AGREEMENT OVER WHICH DEEL GROUP HAS NO CONTROL.

11.5.    THE DEEL PLATFORM IS PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. EXCEPT AS SET OUT IN THIS AGREEMENT, DEEL GROUP DOES NOT MAKE ANY OTHER WARRANTIES OR REPRESENTATIONS RELATING TO THE DEEL PLATFORM OR DEEL SERVICES. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.	Dispute Resolution.

12.1.    Any disputes arising out of or in connection with this Agreement shall be finally resolved by arbitration under the rules of the American Arbitration Association (“AAA”). The seat of arbitration shall be Miami, Florida. The applicable AAA rules for expedited procedure shall apply unless the amount in dispute exceeds USD$ 1,000,000.00. Each Party shall bear its own costs. The Parties, their representatives, the arbitral institution, other participants and/or arbitrator(s) shall hold the existence, content, and result of the arbitration in confidence.

12.2.    Notwithstanding the foregoing, Deel Group reserves the right to submit any disputes related to non-payment of any fees, invoices, or other payments owed by Customer under this Agreement before the courts of the United States, or before the courts of the country or jurisdiction in which Customer has a commercial or registered address, or in any jurisdiction in which Customer operates. In the event that Deel Group prevails in whole or part, Customer agrees to pay Deel Group’s reasonable attorney fees and costs incurred.

13.	Term; Termination.

13.1.    Term. This Agreement shall take effect on the Effective Date and shall remain in effect until terminated as agreed herein (“Term”). Each Project will commence on the Commencement Date (as such term is defined in the Work Order) and shall remain in effect until terminated as permitted herein. Upon its termination or expiration, this Agreement will continue to govern the Parties’ rights and obligations with respect to any rights and obligations accrued on or before the effective date of such termination.

13.2.	Termination.

13.2.1.

Either Party may terminate this Agreement or any of the Deel Services associated with a specific Project outlined in a Work Order (Customer subject to section 13.2.2.) by providing not less than thirty (30) days’ prior written notice to the other Party. Terminations of any Project will be subject to such other periods under the applicable laws. However, in the event that only this Agreement is terminated, the Deel Services rendered under a specific Project by Deel Group, as per any specific Work Order, will continue to be performed and the corresponding payment will be due until the termination of such Project.

13.2.2.

The Customer may terminate any of the Deel Services associated with a specific Project outlined in a Work Order, following the procedure on the Deel Platform, or such other period required for complaint termination in accordance with applicable law; provided that Customer fulfills their obligations specified in Section 8, including paying for the Deel Services performed until the termination date and any approved expenses. Further, Customer is responsible for any Termination Costs associated with the termination of any Project or any claims by any Consultant in relation to such termination.

13.2.3.

If any Party is in breach of a material term of this Agreement, including any of the Party’s specific obligations, and having been served notice by the other Party to remedy any such breach, the breaching Party fails to do so within thirty (30) days of receiving such notice, the other Party is entitled to terminate this Agreement or any Project with immediate effect and without notice to the breaching Party.

13.2.4.

A Party has the right to immediately terminate this Agreement in the event that the other Party becomes insolvent, makes a general assignment for the benefit of creditors, is subject to or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under the Federal Bankruptcy Code or any other federal, state, or foreign statute relating to insolvency or protection of creditors.

13.2.5.

Customer acknowledges that Deel Group reserves the right to terminate this Agreement or any Project in circumstances where the Deel Services and/or Deel Platform may be used other than as intended according to this Agreement, or where Customer’s usage adversely affects or interferes with the operation of the product or service, or the use of the product or service by others or, without limitation, the use of the Deel Services may result in criminal acts or violations of laws.

13.3.

Survival. The termination or expiration of this Agreement will not discharge or relieve either Party of any obligations that are intended to survive the termination of this Agreement, including, but not limited to, Sections 5, and 9 through 14.

14.	General.

14.1.    Relationship. The Parties are and will remain independent and separate entities. Nothing herein will be deemed to establish a partnership, joint venture, or agency relationship between the Parties.

14.2.    Assignment. Customer will not assign their rights and duties under this Agreement to another (including an affiliate) without the prior written consent of Deel Group, which will not be unreasonably withheld, delayed, or made subject to a condition. However, Customer may assign this Agreement to the successor of all or substantially all of its shares or business assets or as a result of a merger or an acquisition or a transfer of assets, without the prior consent of Deel Group, provided that Customer will provide Deel Group notice of such assignment and sufficient information about the successor, purchaser, new entity to allow Deel Group to comply with applicable "Know Your Customer" regulations and further provided that Deel Group may terminate in the event that it is unable to comply with such regulations. Any purported assignment in violation of this Section will be void and of no effect. No assignment will relieve Customer of its previously accrued obligations under this Agreement. This Agreement will be binding upon and inure to Customer’s permitted successors and assigns.

14.3.    Notices. Any notice to a Party must be in writing and directed to the Party at its principal places of business or at another address the Party designates later. The notice is considered given when physically delivered to the Party, sent via electronic mail, or mailed via registered mail with postage prepaid and return receipt request to the Party’s designated address. The date of delivery, mailing, or electronic mail is deemed the date of notice. This section excludes the service of any legal proceedings or documents in any legal action, arbitration, or dispute resolution. If there are changes to the Customer information in this Agreement, the Customer agrees to update it directly on the Deel Platform and Deel Group will approve such changes after conducting the necessary checks.

14.4.    Compliance with Laws. Each Party will comply with all material aspects of all applicable state, federal and local laws, writs, injunctions, decrees, executive orders, and regulations in the performance of its obligations under this Agreement, including, but not limited to, export control laws and regulations.

14.5.    Force Majeure. Neither Party shall be liable for non-performance or interruption of the Deel Services including delays caused by Deel Group in delivering these services, in the event of a Force Majeure Event. Unless the performance by Deel Group’s obligations under this Agreement and any Work Order is delayed by a Force Majeure Event and such delay is excused under this Section, no Force Majeure Event shall excuse permanent non-performance. Instead, it shall excuse only delays in the performance, and solely to the extent that these delays are directly caused by the Force Majeure Event. If a Force Majeure Event does delay performance for a period of more than three (3) months, either Party, upon notifying the other Party, has the right to terminate and rescind this Agreement and the applicable Work Order.

14.6.    Governing Law. This Agreement shall be governed by laws of the State of Florida. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

14.7.    Case Study. Except as set forth herein, without the other Party’s prior written consent in each instance, neither Party will (a) make any other public statements or issue any press releases regarding this Agreement or the relationship between the Parties, (b) disclose or publish the terms and conditions of this Agreement, or (c) use the other Party’s name, logos, or trademarks. However, the Customer hereby agrees that Deel Group is authorized to disclose their status as a recipient of Deel Services; furthermore, the Customer undertakes to share their experience with the Deel Services with other potential customers of Deel Group.

14.8.    Severability. If any provision of this Agreement is held invalid or unenforceable under any applicable law, such invalidity or unenforceability will not affect any other provision of this Agreement that can be given effect without the invalid or unenforceable provision, and this Agreement will be construed as if said invalid or unenforceable provision had not been contained herein.

14.9.    Entire Agreement This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understanding, oral or written, with respect to such matters.

14.10.    Remedies Cumulative. The rights and remedies of the Parties under this Agreement will be cumulative and in addition to all other rights and remedies available at law and in equity.

14.11.    Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument. An electronic signature or a scan of an original signature or digitally signed version transmitted to the other Party is effective as if the original was sent to the other Party.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

DEEL INC.	CUSTOMER

By: Alexandre Bouaziz Name: Alexandre Bouaziz Title: CEO Date: June 27th, 2024	By: Paul Krzywicki Name: Paul Krzywicki Title: CFO Date: June 28th, 2024